As filed with the Securities and Exchange Commission on May 31, 2002.

File No. 333-                                   Commission file number:  0-20033
------------------------                        --------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                    Form S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                        AmeriResource Technologies, Inc.
                        --------------------------------
             (Exact name of registrant as specified in its charter)


               Delaware                               87-0550824
               --------                               ----------
     (State or Other Jurisdiction                  (I.R.S. Employer
   of Incorporation or Organization)            Identification Number)

              3430 Russell Road, Suite 310, Las Vegas, Nevada 89120
              -----------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

              Second Amended and Restated 2001 Stock Option Plan of
                        AmeriResource Technologies, Inc.
                            (Full Title of the Plan)

      Delmar Janovec, 3430 Russell Road, Suite 310, Las Vegas, Nevada 89120
      ---------------------------------------------------------------------
            (Name, Address, Including Zip Code, of Agent for Service)

Telephone number, including area code, of agent for service: 702-214-4249

                        CALCULATION OF REGISTRATION FEE

Title of Securities      Amount of       Proposed        Proposed     Amount of
        to be          Shares to be       Maximum         Maximum   Registration
     Registered        Registered (1) Offering Price     Aggregate       Fee
                                       Per Share (2)  Offering Price
    Common Stock,        50,000,000        $0.022        $1,100,000     $101.20
  par value $0.0001
=====================  ============== =============== =============== ==========

   (1)Fifty Million (50,000,000) shares were previously registered by the Company within the registration statement on Form S-8 (No. 333-61256) filed by the Company on May 17, 2001. An additional Fifty Million (50,000,000) shares were previously registered by the Company within a registration statement on Form S-8 (No. 333-73984) filed by the Company on November 26, 2001. A registration fee of $122.00 was paid with the initial filing of the registration statement on Form S-8 (No.333-61256) filed by the Company on May 17, 2001, and a registration fee of $76.56 was paid with the filing of the registration statement on Form S-8 (No. 333-73984) filed by the Company on November 26, 2001.

   (2)Bona Fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of May 23, 2002, a date within five business days prior to the date of filing of this registration statement.

In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plan described herein.

                                    Total number of pages:                   7
                                    Index to Exhibits is located on page:    3

                               EXPLANATORY NOTE

   AmeriResource Technologies, Inc., a Delaware corporation (which may hereafter be referred to as "we", "us", or "our(s)"), previously registered Fifty Million (50,000,000) shares of our common stock for issuance under the 2001 Stock Option Plan of AmeriResource Technologies, Inc. on May 17, 2001. On November 20, 2001, our board of directors adopted the Amended and Restated 2001 Stock Option Plan of AmeriResource Technologies, Inc. and authorized for issuance thereunder an additional Fifty Million (50,000,000) shares of our common stock which were registered by us on November 26, 2001. On May 29, 2002, our board of directors adopted the Second Amended and Restated 2001 Stock Option Plan of AmeriResource Technologies, Inc. ("Second Amended Plan") and authorized for issuance thereunder an additional Fifty Million (50,000,000) shares of our common stock which we are now registering.

          PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

   The contents of our registration statement on Form S-8 (SEC File No. 333-61256) as filed with the Commission on May 17, 2001, and our registration statement on Form S-8 (SEC File No. 333-73984) as filed with the Commission on November 26, 2001, are hereby incorporated by reference.

   Additionally, the following documents filed by us with the Commission are hereby incorporated herein by reference:

   1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

   2. All reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2001.

   3. The description and specimen certificate of our common stock, par value $0.0001 ("Common Stock"), contained in our registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

   Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Form S-8 have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

   N/A

Item 5.  Interests of Named Experts and Counsel.

   N/A

Item 6.  Indemnification of Directors and Officers.

   N/A

Item 7.  Exemption from Registration Claimed.

   N/A

Item 8.  Exhibits.

   The Exhibit Index preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings.

   (a) We hereby undertake:

      (1)To file, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2)To treat, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b)We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 31, 2002.

                                 AMERIRESOURCE TECHNOLOGIES, INC.


                                 By:   /s/ Delmar Janovec
                                       ---------------------------------------
                                       Delmar Janovec, President


                               POWER OF ATTORNEY

   The undersigned directors and officers of AMERIRESOURCE TECHNOLOGIES, INC. hereby constitute and appoint Delmar Janovec, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorney-in-fact, or his substitute, shall lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                         Title                          Date

/s/ Delmar Janovec                President, Chief Executive     May 31, 2002
------------------------------    Officer and Director
Delmar Janovec

/s/ Rod Clawson                   Director                       May 31, 2002
------------------------------
Rod Clawson

                               INDEX TO EXHIBITS


  SEC Ref.       Page     Description of Exhibit
    No.          No.

     4            4       Second Amended and Restated 2001 Stock Option Plan

    5,23          5       Opinion and Consent of Counsel

     23           7       Consent of Accountant

                                                                     Exhibit 4

              SECOND AMENDED AND RESTATED 2001 STOCK OPTION PLAN
                                      OF
                       AMERIRESOURCE TECHNOLOGIES, INC.

   WHEREAS, AmeriResource Technologies, Inc., a Delaware corporation (the "Company") has heretofore adopted and maintains the 2001 Stock Option Plan of AmeriResource Technologies, Inc. (the "Plan") for the benefit of eligible employees of the Company and participating affiliates;

   WHEREAS, the Company has heretofore restated and amended the Plan to increase the amount of shares of its common stock subject to the Plan from Fifty Million (50,000,000) shares to One Hundred Million (100,000,000) shares;

   WHEREAS, the Company desires to again restate and amend the Plan to increase the amount of shares of its common stock subject to the Plan from One Hundred Million (100,000,000) shares to One Hundred Fifty Million (150,000,000) shares, intending thereby to provide an uninterrupted and continuing program of benefits;

   NOW THEREFORE, the Plan is hereby restated with the following amendments effective as of May 29, 2002.

The introductory paragraph of the Plan is hereby amended and restated as follows:

   AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), hereby adopts the Second Amended and Restated 2001 Stock Option Plan of AmeriResource Technologies, Inc. (this "Plan"), on this 29th day of May 2002. Under this Plan, the Company may grant options to acquire (the "Options") One Hundred Fifty Million (150,000,000) shares of its common stock, par value $0.0001 (the "Stock"), from time to time to employees of the Company or its subsidiaries, all on the terms and conditions set forth herein. In addition, at the discretion of the Board of Directors, options to acquire stock of the Company may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries and are not employees of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market in our securities.

Paragraph 3 of the Plan is hereby amended and restated as follows:

3. Shares of Stock Subject to this Plan. A total of One Hundred Fifty Million (150,000,000) shares of Stock may be subject to, or issued pursuant to, Options granted under this Plan.

Paragraph 13 of the Plan is hereby amended and restated as follows:

13.Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five (5) years from the date first appearing in this Plan or the date on which the One Hundred Fifty Millionth (150,000,000th) share is issued hereunder.

Paragraph 14 of the Plan is hereby amended and restated as follows:

14.Amendment of this Plan. This Plan may be amended from time to time as the Plan Administrators deem advisable.


ATTEST:


/s/ Delmar Janovec
Delmar Janovec, President

                                                                 Exhibit 5, 23


WOLTJEN                                   4144 N. Central Expressway, Suite 410
                                                            Dallas, Texas 75204
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                                                        Telephone: 214-742-5555
LAW FIRM                                                Facsimile: 214-742-5545
                                              E-mail: woltjenlaw@woltjenlaw.com



May 31, 2002

Board of Directors
AmeriResource Technologies, Inc.
3430 Russell Road, Suite 310
Las Vegas, Nevada  89120

To the Board of Directors of AmeriResource Technologies Inc.

AmeriResource Technologies Inc., a Delaware corporation (the "Company"), has informed Woltjen Law Firm (the "Firm"), of its intention to file on or about May 30, 2002, a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), concerning Fifty Million (50,000,000) shares (the "Shares") of its common stock, par value $0.0001 ("Common Stock"), with the Securities and Exchange Commission ("SEC"). In connection with the filing of the Registration Statement, you have requested the Firm's opinion regarding the issuance of Common Stock.

You have represented to the Firm that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that the Company is current in filing such reporting requirements with the SEC and that the Company's board of directors has authorized the filing of the Registration Statement. Based on the these representations and to the best of the Firm's knowledge, the Firm is of the opinion that the Common Stock will, when sold, be legally issued, fully paid and non- assessable. This Opinion is conditioned upon the above requirements being met.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein, and is further subject to qualifications, exceptions, and limitations set forth below:

   A. The Firm expressly excepts from the opinion set forth herein any opinion or position as to whether or to what extent a Delaware court, or any other court, would apply Delaware law, or the law of any other state or jurisdiction except the federal law of the United States of America, to any particular aspect of the facts, circumstances and transactions that are the subject of the opinion herein contained.

   B. In rendering this opinion, the Firm assumed that the Company is satisfying the various substantive requirements of Form S-8. The Firm, therefore, expressly disclaims any opinion regarding the Company's compliance with such requirements.

   C. The Firm expressly excepts from the opinion set forth herein any opinion concerning the need for compliance by any party, specifically by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Delaware, or any other jurisdiction.

   D. In expressing the opinion set forth herein, the Firm assumed the authenticity and completeness of all corporate documents, records and instruments provided to the Firm by the Company and its representatives. The Firm assumed the accuracy of all statements of fact contained therein. The Firm further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies, or faxed copies, and the correctness of all such documents. This opinion is conditioned on all of these assumptions being correct.

   E. The Firm expressly excepts from the opinion set forth herein any opinion concerning the propriety of any issuance of any shares, or the consideration tendered for such shares, and any opinion concerning the tradability of any shares whether or not issued under the Registration Statement.

   F. The opinion contained herein is rendered as of the date hereof, and the Firm undertakes no obligation to advise of any changes in or any new developments which might affect any matters or opinions set forth herein, and the Firm hereby disclaims any such obligation.

This Opinion may be relied upon by you only in connection with filing of the Registration Statement, and the Firm hereby consents to the use of it as an exhibit to the Registration Statement. This Opinion may not be used or relied upon by you or any other person for any purpose whatsoever, without in each instance the Firm's prior written consent.

Sincerely,


/s/ Woltjen Law Firm
Woltjen Law Firm

                                                                    Exhibit 23

CLYDE BAILEY P.C.
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                                                   Certified Public Accountant
                                                      10924 Vance Jackson #404
                                                      San Antonio, Texas 78230
                                                          (210) 699-1287(ofc.)
                                         (888) 699-1287 o (210) 691-2911 (fax)

                                                                       Member:
                                                   American Institute of CPA's
                                                        Texas Society of CPA's


May 31, 2002

Board of Directors
AmeriResource Technologies, Inc.
3430 Russell Road, Suite 310
Las Vegas, Nevada  89120

   RE:  Use of Financial Statements in Form S-8 Registration Statement

Dear Board of Directors:

As independent public accountants for AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), we hereby consent to the use of our report included in the annual report of the Company on Form 10-KSB for the year ended December 31, 2001 in the Company's Form S-8 registration statement.

Sincerely,


/s/ Clyde Bailey
Clyde Bailey, P.C.